UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): July 21, 2022

Hanger, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-10670	84-0904275
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10910 Domain Drive, Suite 300

Austin, Texas 78758

(Address of principal executive offices (zip code))

(512) 777-3800

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐        Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒        Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a - 12)

☐        Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐        Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, par value $0.01 per share	HNGR	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company    ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.    ☐

Item 1.01	Entry into a Material Definitive Agreement.

On July 21, 2022, Hanger, Inc., a Delaware corporation (the “Company” or “Hanger”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Hero Parent, Inc., a Delaware corporation (“Parent”), and Hero Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”). Parent and Merger Sub are indirect subsidiaries of funds managed and advised by Patient Square Capital.

The Merger Agreement provides, among other things and subject to the terms and conditions set forth therein, that Merger Sub will be merged with and into the Company, with the Company surviving as a wholly-owned subsidiary of Parent (the “Merger”). At the Effective Time (as defined in the Merger Agreement), by virtue of the Merger, and without any action on the part of Parent, Merger Sub, the Company or any holder of any securities of the Company:

•	each share of common stock, par value $0.01 per share, of the Company issued and outstanding immediately prior to the Effective Time (each a “Share” and collectively, the “Shares”), other than Shares to be cancelled or converted pursuant to Section 2.1(b) of the Merger Agreement and the Dissenting Shares (as defined in the Merger Agreement), shall be converted automatically into the right to receive $18.75 per Share in cash, without interest, subject to any withholding of taxes required by applicable law (the “Merger Consideration”);

•	each option to purchase Shares (each, a “Company Option”), whether vested or unvested, that is outstanding immediately prior to the Effective Time shall, automatically be cancelled and be converted into the right to receive (without interest) an amount in cash (less applicable tax withholdings) equal to the product of (x) the total number of Shares underlying the Company Option multiplied by (y) the excess, if any, of the Merger Consideration over the exercise price of such Company Option; provided that any such Company Option with respect to which the exercise price subject thereto is equal to or greater than the Merger Consideration shall be cancelled for no consideration;

•	each outstanding award of Company restricted stock units, deferred restricted stock units or performance-based restricted stock units, in each case that at such time is subject solely to service-based vesting conditions (collectively, “Company RSUs”) shall become fully vested and shall automatically be cancelled and be converted into the right to receive (without interest) an amount in cash (less applicable tax withholdings) equal to (x) the total number of Shares underlying such award of Company RSUs, multiplied by (y) the Merger Consideration; and

•	each outstanding award of Company performance-based restricted stock units that at such time is subject to performance-based vesting conditions (“Company PRSUs”) and is outstanding immediately prior to the Effective Time will become vested as to the number of Shares subject to such award that would vest based on target level achievement of all performance targets (without application of any modifier), and shall, after giving effect to such vesting, automatically and without any required action on the part of the holder thereof or the Company, be cancelled and converted into the right to receive (without interest) an amount in cash (less applicable tax withholdings) equal to (x) the number of vested Shares underlying such award, multiplied by (y) the Merger Consideration and the unvested portion of such Company PRSUs will be cancelled for no consideration.

The board of directors of the Company (the “Company Board”) has, upon the terms and subject to the conditions set forth in the Merger Agreement, unanimously (i) determined that the Merger Agreement and the Transactions (as defined in the Merger Agreement), including the Merger, are advisable, fair to and in the best interests of the Company and its stockholders, (ii) approved the Merger Agreement and the Transactions, including the Merger, (iii) directed that the Merger Agreement, including the Merger, be submitted to the stockholders of the Company for its adoption and approval, and (iv) resolved to recommend that the Company’s stockholders vote to adopt and approve the Merger Agreement, including the Merger.

Assuming the satisfaction of the conditions set forth in the Merger Agreement and briefly discussed below, the Company expects the Merger to close in the fourth quarter of 2022. The Company will promptly after the execution of the Merger Agreement and in any event, no later than 20 business days after the Merger Agreement, prepare and file a proxy statement with the Securities and Exchange Commission (the “SEC”) whereby the Company will ask the stockholders of the Company to vote on the adoption and approval of the Merger Agreement at a special stockholder meeting that will be held on a date, and at the time and place, to be announced when finalized.

The closing of the Merger is subject to various closing conditions, including (i) adoption and approval of the Merger Agreement, including the Merger, by holders of a majority of the Shares then outstanding (the “Company Stockholder Approval”), (ii) the expiration or early termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or any other similar approvals, (iii) the consummation of the Merger shall not be restrained, enjoined or prohibited by any law or order that is continuing and remains in effect, and (iv) subject to Company Material Adverse Effect (as defined in the Merger Agreement) and other customary materiality qualifications, the accuracy of the representations and warranties contained in the Merger Agreement and compliance with the covenants and agreements contained in the Merger Agreement. The closing of the Merger is not subject to a financing condition.

Parent has obtained equity and debt financing commitments, the aggregate proceeds of which will be sufficient for Parent to consummate the Transactions in accordance with the Merger Agreement. Patient Square Equity Partners, LP, an affiliate of Parent, has committed to purchase equity interests in Parent amounting to $410.0 million in the aggregate on the terms and subject to the conditions set forth in an equity commitment letter dated July 21, 2022 (the “Equity Commitment Letter”), and has provided the Company with a limited guaranty in favor of the Company dated July 21, 2022 (the “Limited Guaranty”), guaranteeing, subject to the terms and conditions of the Limited Guaranty, the payment of certain monetary obligations that may be owed by Parent pursuant to the Merger Agreement.

Funds managed by Ares Capital Management LLC (“Ares Funds”) have committed to provide up to $685.0 million of senior secured credit facilities (comprised of an initial $550.0 million first lien term loan facility, a $35.0 million delayed draw first lien term loan facility and a $100.0 million senior secured revolving credit facility) and a $260.0 million senior secured second lien term loan facility (comprised of an initial $245.0 million second lien term loan facility and a $15.0 million delayed draw second lien term loan facility), on the terms and subject to the conditions set forth in a commitment letter dated July 21, 2022 (the “Debt Commitment Letter”). The obligations of the committing Ares Funds to provide debt financing under the Debt Commitment Letter are subject to a number of customary conditions.

The Merger Agreement contains customary representations, warranties and covenants, including, among others, covenants by the Company to conduct its business and operations in all material respects in the ordinary course between the date of the Merger Agreement and the closing of the Merger, not to engage in certain material transactions during such period, to convene and hold a special meeting of its stockholders for the purpose of obtaining the Company Stockholder Approval, to use reasonable best efforts to cooperate with Parent in connection with the debt financing for the Transactions, to use reasonable best efforts to obtain regulatory approvals and, subject to certain customary exceptions, for the Board to recommend that the stockholders adopt the Merger Agreement, including the Merger. The Merger Agreement also contains customary representations, warranties and covenants of Parent and Merger Sub, including a covenant that Parent use its reasonable best efforts to consummate the equity and debt financings and to obtain regulatory approvals.

The Merger Agreement provides that, during the period commencing with the execution and delivery of the Merger Agreement, the Company may not solicit, initiate, propose, or induce the making, submission or announcement of, or knowingly encourage, facilitate or assist any inquiry, proposal or offer that constitutes or would reasonably be expected to lead to an Acquisition Proposal (as defined in the Merger Agreement), provide non-public information to any third parties or participate or engage in discussions or negotiations with any third party with respect to an Acquisition Proposal. However, if at any time following the date of the Merger Agreement and prior to the receipt of Company Stockholder Approval the Company receives a bona fide written Acquisition Proposal from a third party and the Company has not breached the non-solicitation provision of the Merger Agreement with respect to such Acquisition Proposal and the Company Board determines in good faith that such Acquisition Proposal constitutes or could reasonably be expected to lead to a Superior Proposal (as defined below), then the Company may provide any non-public information relating to the Company or any of its subsidiaries, or afford to such third party access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company or any of its subsidiaries (subject to entry into an acceptable confidentiality agreement with such third party and other customary notice and information obligations to Parent).

Prior to obtaining the Company Stockholder Approval, the Company Board may effect a “Change of Board Recommendation” (as defined below) and/or terminate the Merger Agreement if the Company has received a bona fide Acquisition Proposal that the Company Board determines in good faith, after consultation with and advice from its financial advisor and outside counsel constitutes a more favorable transaction from a financial point of view for the Company’s stockholders than the Merger (a “Superior Proposal”). The Company shall not be entitled to effect a Change of Board Recommendation or terminate the Merger Agreement unless (i) the Company provided at least five days’ prior written notice to Parent of the Company’s intention to take such action (ii) the Company, if requested by Parent, will have negotiated in good faith with Parent regarding any amendment to the Merger Agreement proposed in writing by Parent and intended to cause the relevant Acquisition Proposal to no longer be a Superior Proposal, and (iii) the Company Board shall have considered in good faith any adjustments and/or amendments to the Merger Agreement that Parent shall have proposed by 11:59 am ET on the last day of the notice period and shall have determined in good faith that the Superior Proposal would continue to constitute a Superior Proposal if such adjustments and/or amendments were to be given effect. A “Change of Board Recommendation” exists if, among other circumstances set forth in the Merger Agreement, the Company Board (i) approves or recommends any Acquisition Proposal, (ii) withdraws, changes or qualifies, in a manner adverse to the Parent or Merger Sub, the Company Board recommendation that the Company’s stockholders adopt and approve the Merger Agreement and the Transactions, including the Merger, (iii) approves or causes the Company to enter into any merger agreement, letter of intent or similar agreement relating to an Acquisition Proposal, (iv) fails to include the recommendation that the Company’s stockholders adopt and approve the Merger Agreement in the Company’s proxy statement, or (v) resolves or agrees to do any of the foregoing.

The Merger Agreement contains certain termination rights for both the Company and Parent. The Merger Agreement may be terminated by (i) mutual written consent of both parties prior to the Effective Time, (ii) by either Company or Parent if the Company Stockholder Approval is not obtained upon a vote taken at the Company special meeting of stockholders, (iii) by either Company or Parent at any time prior to the Effective Time if any court or other governmental entity issues an order permanently enjoining the consummation of the Transactions or any law is enacted, entered or enforced that is continuing and remains in effect that prohibits, makes illegal or enjoins the consummation of the Transactions, (iv) by either Company or Parent if the Effective Time does not occur on or before October 19, 2022, which date may be extended by either the Company or Parent to December 18, 2022, if necessary, to obtain required antitrust approvals (the “Outside Date”), (v) by Parent if the Company Board effects a Change of Board Recommendation prior to receipt of the Company Stockholder Approval or the Company enters into a merger agreement relating to a Superior Proposal, (vi) by the Company if the Company Board determines to accept a Superior Proposal prior to the receipt of the Company Stockholder Approval, (vii) by Parent if the Company materially breaches the Merger Agreement, Parent delivered a notice of such breach or failure to perform to the Company and such breach or failure to perform is not capable of cure prior to the Outside Date or the Company fails to cure within 30 days, (viii) by the Company if Parent materially breaches the Merger Agreement, the Company delivered notice of such breach or failure to perform and such breach or failure to perform is not capable of cure prior to the Outside Date or Parent fails to cure within 30 days, or (ix) by the Company if, all closing conditions are satisfied, Parent fails to close within three business days following written confirmation from the Company that it is prepared to close. The Merger Agreement also provides that either party may specifically enforce the other party’s obligations thereunder, provided that the Company may only cause Parent to consummate the Merger if certain requirements are satisfied, including the availability of the equity and debt financing to be funded.

If the Merger Agreement is terminated, in certain circumstances related to a Change of Board Recommendation or terminated for the Company Board to accept a Superior Proposal and other similar situations, then the Company shall pay to Parent a termination fee of $23.0 million. The Company may also be required to pay a termination fee to Parent if an Acquisition Proposal is publicly announced and both the Merger Agreement is subsequently terminated due to failure to obtain the Company Stockholder Approval or failure to close by the Outside Date as a result of the failure to obtain the Company Stockholder Approval, and within 12 months after such termination, the Company enters into a definitive agreement in respect of the Acquisition Proposal and such transaction is consummated.

If the Company terminates the Merger Agreement because all closing conditions are satisfied and Parent fails to close within three business days following written confirmation from the Company that it is prepared to close, then Parent shall pay to the Company a termination fee of $45.0 million.

The foregoing description of the Merger Agreement is only a summary, does not purport to be complete and is qualified in its entirety by reference to the full text of the Merger Agreement, a copy of which is filed herewith as Exhibit 2.1 and is incorporated into this Current Report on Form 8-K by reference in its entirety. The Merger Agreement has been filed as an exhibit to provide investors and stockholders of the Company with information regarding its terms. It is not intended to provide any other factual information about the Company, Parent or Merger Sub. The representations, warranties and covenants contained in the Merger Agreement were made only for the purposes of the Merger Agreement and as of specified dates, were solely for the benefit of the parties to the Merger Agreement and may be subject to limitations agreed upon by the contracting parties. The representations and warranties may have been made for the purposes of allocating contractual risk between the parties to the Merger Agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors and stockholders of the Company accordingly should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the Company, Parent, Merger Sub or any of their respective subsidiaries or affiliates. In addition, the assertions embodied in the representations and warranties contained in the Merger Agreement are qualified by information in confidential disclosure schedules that the Company exchanged with Parent and Merger Sub in connection with the execution of the Merger Agreement. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures. The Merger Agreement should not be read alone, but should instead be read in conjunction with the other information regarding the parties to the Merger Agreement and the Merger that will be contained in, or incorporated by reference into, the proxy statement that the Company will be filing with the SEC in connection with the Merger, as well as in the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other documents that the Company has filed or may file with the SEC.

Upon the closing of the Merger, the Shares will be delisted from the New York Stock Exchange and deregistered under the Securities Exchange Act of 1934, as amended.

Additional Information and Where to Find It

This report relates to the proposed Merger. Parent and Merger Sub are indirect subsidiaries of funds managed and advised by Patient Square Capital. A special meeting of the stockholders of Hanger will be announced as promptly as practicable to seek stockholder approval in connection with the proposed Merger. Hanger expects to file with the SEC a proxy statement and other relevant documents in connection with the proposed Merger. Stockholders of Hanger are urged to read the definitive proxy statement and other relevant materials filed with the SEC when they become available because they will contain important information about Hanger, Parent, Merger Sub and the Merger. Stockholders may obtain a free copy of these materials (when they are available) and other documents filed by Hanger with the SEC at the SEC’s website at www.sec.gov, at Hanger’s website at http://corporate.hanger.com or by sending a written request to our Corporate Secretary at our principal executive offices at 10910 Domain Drive, Suite 300, Austin, Texas 78758.

Participants in the Solicitation

Hanger, its directors and certain of its executive officers and employees may be deemed to be participants in soliciting proxies from its stockholders in connection with the Merger. Information regarding the persons who may, under the rules of the SEC, be considered to be participants in the solicitation of Hanger’s stockholders in connection with the Merger and any direct or indirect interests they have in the Merger will be set forth in Hanger’s definitive proxy statement for its special stockholder meeting when it is filed with the SEC. Information relating to the foregoing can also be found in Hanger’s Annual Report on Form 10-K for the year ended December 31, 2021 filed with the SEC on February 28, 2022 and Hanger’s definitive proxy statement for its 2022 Annual Meeting of Stockholders (the “Annual Meeting Proxy Statement”) filed with the SEC on April 7, 2022. To the extent that holdings of Hanger’s securities have changed since the amounts set forth in the Annual Meeting Proxy Statement, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC.

Forward-Looking Statements

This report contains statements that are forward-looking statements within the meaning of the federal securities laws. Forward-looking statements include information concerning the proposed Merger and the ability to consummate the proposed Merger, our liquidity and our possible or assumed future results of operations, including descriptions of our business strategies. These statements often include words such as “believe,” “expect,” “project,” “potential,” “anticipate,” “intend,” “plan,” “estimate,” “seek,” “will,” “may,” “would,” “should,” “could,” “forecasts” or similar words. These statements are based on certain assumptions that we have made in light of our experience in the industry as well as our perceptions of historical trends, current conditions, expected future developments and other factors we believe are appropriate in these circumstances. We believe these assumptions are reasonable, but you should understand that these statements are not guarantees of performance or results, and our actual results could differ materially from those expressed in the forward-looking statements due to a variety of important factors, both positive and negative, that may be revised or supplemented in subsequent releases or reports. These statements involve risks, estimates, assumptions, and uncertainties that could cause actual results to differ materially from those expressed in these statements and elsewhere in this report. These uncertainties include, but are not limited to, the inability to consummate the Merger within the anticipated time period, or at all, due to any reason, including the failure to obtain required regulatory approvals, satisfy the other conditions to the consummation of the Merger or complete necessary financing arrangements; the risk that the Merger disrupts our current plans and operations or diverts management’s attention from its ongoing business; the effects of the Merger on our business, operating results, and ability to retain and hire key personnel and maintain relationships with customers, suppliers and others with whom we do business; the risk that our stock price may decline significantly if the Merger is not consummated; the nature, cost and outcome of any legal proceedings related to the Merger; the financial and business impacts of COVID-19 on our operations and the operations of our customers, suppliers, governmental and private payers and others in the healthcare industry and beyond; labor shortages and increased turnover in our employee base; contractual, inflationary and other general cost increases, including with regard to costs of labor, raw materials and freight; federal laws governing the health care industry; governmental policies affecting O&P operations, including with respect to reimbursement; failure to successfully implement a new enterprise resource planning system or other disruptions to information technology systems; the inability to successfully execute our acquisition strategy, including integration of recently acquired O&P clinics into our existing business; changes in the demand for our O&P products and services, including additional competition in the O&P services market; disruptions to our supply chain; our ability to enter into and derive benefits from managed-care contracts; our ability to successfully attract and retain qualified O&P clinicians; and other risks and uncertainties generally affecting the health care industry. For additional information and risk factors that could affect the Company, see its Form 10-K for the year ended December 31, 2021 and Quarterly Report on Form 10-Q for the three months ended March 31, 2022, each as filed with the Securities and Exchange Commission. The information contained in this report is made only as of the date hereof, even if subsequently made available by the Company on its website or otherwise.

Item 9.01	Financial Statements and Exhibits.

(d)     Exhibits:

EXHIBIT INDEX

Exhibit No.	Description

2.1	Agreement and Plan of Merger, dated as of July 21, 2022, among Hero Parent, Inc., Hero Merger Sub, Inc. and Hanger, Inc.

104	Cover Page Interactive Data File (formatted as inline XBRL and contained in Exhibit 101)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HANGER, INC.

By:	/s/ Thomas E. Hartman
Thomas E. Hartman
Senior Vice President, Secretary and General Counsel

Dated: July 22, 2022